NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 11, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 25, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Morgan Stanley Emerging Markets Fund, Inc. and Morgan Stanley Institutional Fund, Inc., on behalf of the Emerging Markets Portfolio, became effective before the open on February 25, 2019. Each Common Stock of Morgan Stanley Emerging Markets Fund, Inc. was converted into 0.68986425 of a share of Class I shares of Common Stock of Emerging Markets Portfolio, a series of Morgan Stanley Institutional Fund, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 25, 2019.